Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that this Schedule 13G with respect to the Class A Common Stock, par value $0.0001 per share, of Repay Holdings Corporation, and any subsequent amendments thereto, is filed jointly on behalf of each of them pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, and that this agreement shall be included as an exhibit thereto.

The execution and filing of this agreement shall not be construed as an admission that the undersigned are a group or have agreed to act as a group.

23rd day of June, 2021.

BECKHAM PARENT, L.P.

By:	BT Parent GP, LLC
Its:	General Partner

By:	/s/ Paul Marnoto
Paul Marnoto
Attorney-in-Fact

BT PARENT GP, LLC

By:	/s/ Paul Marnoto
Paul Marnoto
Attorney-in-Fact